Issuer Free Writing Prospectus

Filed Pursuant To Rule 433

Registration File No. 333-283023

Registration File No. 333-283024

Registration File No. 333-282871

Shield Level II Annuities:

Help Clients Add Some Protection, Growth
Opportunities, and Balance to Their Portfolios

Brighthouse Shield® Level II Annuities can help clients meet multiple financial needs at the same time. Here’s how:

•	Protection. A Shield Level II Annuity provides a level of protection to help ensure that losses are limited when markets turn volatile.

•	Performance. Balance is built in. Alongside a level of protection, there are opportunities to take advantage of market growth.[1]

•	Price. Different options are available to help meet individual goals.

Clients can customize their Shield Level Annuity by choosing term, index, level of protection, and rate crediting type.2
These options can help clients tailor their annuity to their individual portfolios.

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[1]	Brighthouse Shield Level II Annuities are index-linked annuities, which means they track the performance of one or more price return indices and do not invest directly in the markets.

[2]	The contract owner can participate in rising markets according to the rate crediting type. Growth opportunities are based on the elected rate crediting type. The performance (Performance Rate) for each Shield Option is determined on the term end date and is based on the index performance, adjusted for the applicable Shield Rate (level of protection) and rate crediting type. An adjustment to the value of the Shield Option to account for any losses or limitations on positive index gains could be viewed as implicit fees. The issuing insurance company will absorb losses up to the Shield Rate in falling markets. The account value will be reduced by any negative index performance beyond the elected level of protection. There could be a substantial loss if the index declines more than the Shield Rate.

This is not an offering of any securities for sale in New York. This communication refers to Brighthouse Shield® Level II 6-Year Annuity, Brighthouse Shield® Level II 3-Year Annuity, and Brighthouse Shield® Level II Advisory Annuity, collectively referred to as “Shield® Level Annuities,” “Shield® Level II Annuities,” “Shield® Annuities,” or “Shield® II Annuities.” These products are index-linked annuities issued by, with product guarantees solely the responsibility of, Brighthouse Life Insurance Company, Charlotte, NC 28277, on Policy Form 5-213-1 (07/24) (“Brighthouse Financial”). Shield Level Annuities are distributed by Brighthouse Securities, LLC (member FINRA). All are Brighthouse Financial affiliated companies. Shield Level Annuities have charges, termination provisions, and terms for keeping them in force. Please see the prospectus for complete details. Product availability and features may vary by state or firm. Brighthouse Financial® and its design are registered trademarks of Brighthouse Services, LLC and/or its affiliates.

Shield Level Annuities are registered with the SEC. You should read the prospectus in the registration statement and other documents Brighthouse Life Insurance Company has filed for more complete information about the company and the product. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. You may also request a prospectus directly from Brighthouse Financial at (888) 243-1932 or brighthousefinancial.com.

• NOT A DEPOSIT • NOT FDIC INSURED • NOT INSURED BY ANY FEDERAL GOVERNMENT AGENCY

• NOT GUARANTEED BY ANY BANK OR CREDIT UNION • MAY LOSE VALUE

Brighthouse Life Insurance Company 11225 North Community House Road Charlotte, NC 28277 brighthousefinancial.com	2607 BDRM2792400 © 2026 BRIGHTHOUSE FINANCIAL, INC. 9075333.1[08/30/2028]

For Financial Professional Use Only. Not For Public Distribution.